Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

AGENUS INC.,

CELEXION, LLC

and

THE MEMBERS OF CELEXION

dated as of April 7, 2015

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 7, 2015, by and among Agenus Inc., a Delaware corporation (“Agenus”), Celexion, LLC, a Delaware limited liability company (“Celexion”), and each of Flagship Ventures Fund 2007 LP, Brian M. Baynes and Alexandria Equities, LLC (each a “Member” and collectively, the “Members”). Agenus, Celexion and the Members are each referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Celexion is a bioengineering company developing platform technologies, including its SECANT® yeast display platform, its full-length IgG antibody library for biotherapeutic lead generation, and its technology for the discovery of molecules targeting cell membrane-associated antigens (collectively, the “SECANT Platform”);
WHEREAS, Celexion desires to sell to Agenus, and Agenus desires to purchase from Celexion, the Purchased Assets of Celexion (as hereinafter defined), all on the terms and subject to the conditions set forth herein; and
WHEREAS, Celexion desires to obtain from Agenus, and Agenus desires to grant to Celexion, a non-exclusive license back under the intellectual property being transferred pursuant to this Agreement for the limited purpose of allowing Celexion to fulfill its obligations under the Retained Contracts (as defined below).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:
ARTICLE I
DEFINITIONS
1.1    Capitalized Terms. Capitalized terms used in this Agreement shall have the meanings set forth on Schedule I hereto.
ARTICLE II
SALE OF ASSETS
2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Celexion shall sell, assign, transfer, convey and deliver to Agenus, and Agenus shall purchase, acquire and accept assignment from Celexion, all of Celexion’s worldwide right, title and interest in and to the Purchased Assets. Celexion further covenants that Celexion will at the request of Agenus, do all lawful and just acts that may become reasonably necessary for evidencing, maintaining, recording, and perfecting Agenus’ rights to the Purchased Assets consistent with this Agreement, including executing separate assignments as may be reasonably required by Agenus for each Celexion Intellectual Property Right and any application for any Celexion Intellectual Property Right.
2.2    Exclusive Ownership. Without limiting the foregoing, but subject to Section 5.12 and the last sentence of this Section 2.2, as between the Parties, on and after the Closing Date, Agenus will have the exclusive right to develop, commercialize, prepare and sell products and provide services based upon, license, sublicense and otherwise use and exploit the Purchased Assets. As of the Closing, Celexion hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Celexion (or its employees, agents or consultants) has or may have in any Celexion Intellectual Property Rights. For clarity, Agenus acknowledges that certain rights to the Celexion Intellectual Property Rights have been granted to third parties pursuant to the Retained Contracts.
2.3    Power of Attorney. As of the Closing, Celexion hereby irrevocably designates and appoints Agenus and its duly authorized officers and agents as its agents and attorneys-in-fact, to act in its behalf and instead of Celexion, to execute and file any such application, and to do all other lawfully permitted acts to further the prosecution and issuance of the Celexion Intellectual Property Rights with the same legal force and effect as if executed by Celexion. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.
2.4    Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Celexion will not sell, convey, assign, transfer or deliver to Agenus, and Agenus will not purchase or acquire hereunder, the following assets of Celexion (collectively, the “Excluded Assets”):
(a)    the Excluded Contracts;
(b)    the Retained Contracts, including the right to receive payment thereunder, but excluding the following rights of Celexion under the Retained Contracts, all of which are Purchased Assets hereunder (collectively, the “Initial Agenus Retained Contract Rights”): (i) all rights to file, prosecute and maintain the Celexion Intellectual Property Rights, (ii) all rights to Improvements, including without limitation licenses and options to negotiate for licenses, if any, that Celexion may assign without obtaining consent from, or providing consideration to, the counterparty to the relevant Retained Contract, or breaching or being in default of the relevant Retained Contract, in accordance with Section 5.13(b) below, and (iii) all rights to review and approve uses and placements of any Trademarks included in the Celexion Intellectual Property Rights that are licensed to Celexion, and sublicensed by Celexion to any counterparty to any Retained Contract pursuant to Section 5.12;
(c)    the Retained Intellectual Property Rights;

(d)    all cash, cash equivalents, accounts receivable, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of Celexion;
(e)    all minute books, records, membership ledgers, Tax records, personnel records and all other materials that Celexion is required by Law to retain;
(f)    all insurance policies, binders and claims and rights thereunder and proceeds thereof;
(g)    all rights to refunds, credits or similar benefits relating to Taxes and other governmental charges of whatever nature;
(h)    the trade name Celexion and the domain name celexionbio.com, but excluding all content within celexionbio.com relating to the Purchased Assets;
(i)    all real property leases, office furniture and equipment not listed in Schedule 2.4; and
(j)    Celexion’s rights under this Agreement and any other agreement, document, work product or instrument entered into by Celexion pursuant to this Agreement.
2.5    Closing; Delivery of Transfer Documents. The Closing of the purchase and sale of the Purchased Assets will occur on the Closing Date, subject to the terms and conditions of this Agreement. At the Closing, (i) Agenus will issue and pay the Closing Consideration to Celexion and will instruct its transfer agent to deliver a stock certificate representing the Closing Consideration Shares to Celexion promptly (or otherwise issue the shares through the transfer agent’s book-entry system); (ii) Celexion will sell and deliver the Purchased Assets to Agenus; and (iii) Agenus and Celexion shall execute and deliver to each other a Bill of Sale and Assignment Agreement, Patent Assignment and Trademark Assignment, each in substantially the form attached hereto as Exhibit A, Exhibit E and Exhibit F, respectively, documenting the purchase and sale of the Purchased Assets. Celexion will physically deliver all of the tangible Purchased Assets (including those set forth on Schedule 2.4) to Agenus within four (4) business days of the Closing.
ARTICLE III
NO ASSUMPTION OF LIABILITIES
3.1    No Liabilities Assumed. Agenus does not and shall not be obligated to assume, pay, perform, discharge or be responsible for any Liabilities of Celexion other than Liabilities expressly set forth in Section 3.2 below (all such Liabilities of Celexion, which Agenus is not assuming, being the “Retained Liabilities”). For the avoidance of doubt, the Retained Liabilities include any and all Liabilities of Celexion, including without limitation, the following: (i) any

Liability for Taxes of any kind or nature incurred prior to the Closing Date, including without limitation any Taxes based on or measured by any income or gain realized upon the sale of any of the assets hereunder; (ii) any Liability of Celexion arising under or incurred in connection with the making or performance of this Agreement or any of the other agreements contemplated hereby; (iii) any Liability of Celexion to its employees or consultants; (iv) any Liability for Celexion’s noncompliance with applicable law or Contract rights in respect of any of the Purchased Assets transferred under the terms of this Agreement; (v) any Liability under any Retained Contracts (except as set forth in Section 3.2(ii)) or any Excluded Contracts; (vi) any Liability for infringement or misappropriation by Celexion of third-party Intellectual Property Rights; and (vi) any Liability of Celexion to any trade creditors, lenders or Members.
3.2    Liabilities for Celexion Intellectual Property Rights. Notwithstanding Section 3.1, from and after the Closing Date, Agenus will (i) assume, pay, perform, discharge and be responsible for all payments and filings it deems appropriate and required to be made, and other actions to be taken, in connection with the prosecution, maintenance and enforcement of the Celexion Intellectual Property Rights and (ii) assume, pay, perform, discharge and be responsible for all Liabilities related to any and all actions or omissions of Agenus or its Affiliates or their respective licensees, successors or assigns related to the Agenus Retained Contract Rights.
ARTICLE IV
PURCHASE PRICE
4.1    Consideration for Asset Purchase. Subject to ARTICLE IX, the total consideration in respect of the transactions contemplated by this Agreement shall consist of the Closing Consideration and the Additional Consideration (together, the “Purchase Price”), payable as follows:
(a)    Closing Consideration. At Closing, Agenus shall (i) pay $1,000,000 in cash to Celexion by wire transfer of immediately available funds (the “Closing Consideration Cash”) and (ii) issue to Celexion a stock certificate (or otherwise issue the shares through the transfer agent’s book-entry system) representing that certain number of whole shares of Agenus’ common stock, par value $0.01 per share (the “Common Stock”), equal in value to, or as close as possible without exceeding, $3,000,000, each share valued at a price per share equal to the simple average of the daily closing Volume Weighted Average Price (“VWAP”) over the 20 trading days preceding the date of this Agreement on the Nasdaq Stock Market as reported by Bloomberg (the “Closing Consideration Shares” and together with the Closing Consideration Cash, the “Closing Consideration”).
(b)    Additional Consideration. Agenus shall pay to Celexion or its assigns the following additional consideration (the “Additional Consideration”):

(i)    On the 9-month anniversary of the Closing Date, Agenus shall pay $1,000,000 in cash to Celexion;
(ii)    On the 12-month anniversary of the Closing Date, Agenus shall, in its sole discretion, either (A) pay $4,000,000 in cash to Celexion, or (B) issue to Celexion a stock certificate (or otherwise issue the shares through the transfer agent’s book-entry system) representing that certain number of whole shares of Common Stock equal in value to, or as close as possible without exceeding, $4,000,000, each share valued at a price per share equal to the simple average of the daily closing VWAP over the 20 trading days preceding the day prior to the 12-month anniversary of the Closing Date on the Nasdaq Stock Market as reported by Bloomberg, or (C) pay any combination of A and B with an aggregate value of $4,000,000.
(iii)    On the 18-month anniversary of the Closing Date, Agenus shall pay $1,000,000 in cash to Celexion; and
(iv)    On the 24-month anniversary of the Closing Date, Agenus shall, in its sole discretion, either (A) pay $4,000,000 in cash to Celexion, or (B) issue to Celexion a stock certificate (or otherwise issue the shares through the transfer agent’s book-entry system) representing that certain number of whole shares of Common Stock equal in value to, or as close as possible without exceeding, $4,000,000, each share valued at a price per share equal to the simple average of the daily closing VWAP over the 20 trading days preceding the day prior to the 24-month anniversary of the Closing Date on the Nasdaq Stock Market as reported by Bloomberg, or (C) pay any combination of A and B with an aggregate value of $4,000,000.
In the event Celexion has dissolved prior to any payment of Additional Consideration becoming due and payable under this Section 4.1(b), Agenus shall make such payment in accordance with the instructions of Celexion’s wind up officer or other Person serving a similar function, and Agenus shall have no further obligation or liability with respect to such payment so long as Agenus follows such instructions. The right of Celexion to receive any payment of Additional Consideration: (I) does not give Celexion dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of Agenus prior to the issue and delivery of the shares comprising the Additional Consideration; (II) shall not be evidenced by a certificate or other instrument; (III) shall not be assignable or otherwise transferable by Celexion, except to one or more Members or Affiliates of Celexion; (IV) shall not accrue or pay interest on any portion thereof; and (V) does not represent any right other than the right to receive the Additional Consideration set forth in this Section 4.1(b).
At such time as Agenus becomes obligated or chooses to pay any of the Purchase Price in shares of Common Stock, Agenus shall promptly issue an order to its stock transfer agent, American Stock Transfer & Trust Company, LLC, pursuant to which such agent receives all instructions necessary to issue and deliver one or more share certificates registered in the name of Celexion (or otherwise issue the shares through the transfer agent’s book-entry system) or as Celexion may direct in writing and delivering such certificates (or book-entry positions) to Celexion. If requested by Agenus, Celexion shall promptly reaffirm in writing the representations and warranties set forth in Section 7.1(l) in connection with the issuance of any Shares hereunder after the Closing.
(c)    Treatment of Certain Payments. All parties hereto agree that: (i) the right of Celexion to the Additional Consideration is intended to be treated as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate and (ii) when any portion of the Additional Consideration is actually paid to Celexion, interest shall be imputed on such amount, to the extent required by Section 483 or 1274 of the Code. All parties hereto shall file all tax returns consistently with the foregoing and shall not take any tax position, including in any tax contest or proceeding, that is inconsistent with the foregoing, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
4.2    Purchase Price Allocation. Agenus and Celexion agree that the transactions contemplated by this Agreement shall be treated for income tax purposes as the sale of the Purchased Assets for the Purchase Price pursuant to Section 1001 of the Code (and any other corresponding provision of applicable law) and within ten (10) days following execution of this Agreement the Purchase Price shall be allocated as specified in Schedule 4.2 (the “Allocation Schedule”). Not later than ten (10) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its IRS Form 8594. Agenus and Celexion shall be bound by such Allocation Schedule and shall file, according to Section 1060 of the Code, all Tax Returns (including, without limitation, filing Form 8594) and reports with respect to the transactions contemplated by this Agreement (including, without limitation, all federal, state and local Tax Returns) on the basis of such allocation. In addition, Agenus and Celexion shall act in accordance with the Allocation Schedule in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their Affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
4.3    Transfer Taxes    . All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be split equally between Celexion and Agenus. The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Purchased Assets capable of being so transmitted.

ARTICLE V
COVENANTS AND ADDITIONAL AGREEMENTS
5.1    Corporate Approvals. Prior to the Closing:
(k)    Celexion will deliver to Agenus a certificate of a Director of Celexion, dated as of the Closing Date and in form and substance reasonably satisfactory to Agenus, certifying to the truth and correctness of: (i) the certificate of formation of Celexion, (ii) the limited liability company or operating agreement of Celexion and (iii) the resolutions of the Board of Directors and Members authorizing the execution, delivery and performance by Celexion of this Agreement and the transactions contemplated hereby; and
(l)    Agenus will deliver to Celexion a certificate of an authorized officer of Agenus, dated as of the Closing Date and in form and substance reasonably satisfactory to Celexion, certifying to the adoption of resolutions by the board of directors of Agenus authorizing and approving the execution, delivery and performance by Agenus of this Agreement and the transactions contemplated hereby.
5.2    Good Standing Certificate. Celexion shall have delivered to Agenus copies of the certificate of good standing of Celexion issued by the Secretary of State of Delaware within five (5) Business Days of the Closing Date.
5.3    Further Assurances. Celexion shall deliver or cause to be delivered to Agenus upon the execution of this Agreement, and at such other times and places as shall be reasonably agreed to, such additional instruments as Agenus may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. Celexion and Agenus shall take all further actions that may be reasonably necessary for evidencing, maintaining, recording, and perfecting Agenus’ rights to the Purchased Assets consistent with this Agreement, including without limitation executing and delivering any and all assignments of rights identified by Agenus in its sole discretion as necessary to convey all rights in the Purchased Assets, and to otherwise make effective the transactions contemplated hereby (including (i) transferring back to Celexion any Excluded Asset or Retained Liability and (ii) transferring to Agenus any Purchased Asset). Each party will cooperate with the other in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods ending on or prior to the Closing Date. Agenus will cover third party costs and out of pocket expenses associated with the foregoing.
5.4    Access to Records and Personnel. Until the Closing, Celexion shall (i) continue to respond to all open diligence requests from Agenus and (ii) allow Agenus, its agents and advisors to have reasonable access during customary business hours to Celexion’s offices and laboratory and all relevant records relating to Celexion Intellectual Property Rights, Contracts,

financial information, books, corporate records, client and supplier records, payroll records, regulatory studies and reports, executive management and scientific employees and all other relevant information and persons knowledgeable about the business and assets of Celexion, all subject to the confidentiality provisions of Section 6.1, for purposes of (x) Agenus completing its due diligence review of Celexion through the Closing Date and (y) Agenus determining the satisfaction of any closing conditions hereunder, planning post-closing transitioning, and consummating the transactions contemplated hereby.
5.5    Transitional Assistance.
(a)    Maintaining Business Relations. Celexion shall not in any manner take any action which is designed, intended or would have the effect of discouraging licensors, licensees, strategic partners and other business relations (“Business Relations”) of Celexion from maintaining the same business relationships with Agenus, to the extent applicable, after the date of this Agreement. Without in any way limiting the generality of the foregoing, Celexion shall not sue or otherwise pursue any claims against any Business Relation with respect to any Purchased Assets or with respect to any previous contractual relationship between Celexion and a Business Relation; provided, however, that Celexion shall be entitled to pursue causes of action for non-payment under any of the Excluded Contracts or Retained Contracts or as otherwise necessary to protect or enforce its rights with regard to any Retained Liabilities.
(b)    Dissolution of Celexion. At all times from and after the Closing Date until the 24-month anniversary of the Closing Date, Celexion shall, and the Members shall cause Celexion to, remain in existence as a legal entity, and Celexion shall not, and the Members shall cause Celexion not to, wind-up, liquidate or dissolve or take any corporate action contemplating any of the foregoing. During the term of the license granted by Agenus to Celexion pursuant to Section 5.12, Celexion shall provide 30 days’ prior written notice to Agenus of its intent to terminate its legal existence and shall afford Agenus the opportunity during such 30-day period to consult with Celexion with respect to the Retained Contracts and to ensure that all rights in and to the Purchased Assets being purchased hereunder have been conveyed hereunder to Agenus’ reasonable satisfaction.
5.6    Conduct Prior to Closing. Prior to the earlier of the Closing or the termination of this Agreement, (a) Celexion will conduct its business as currently conducted and will use its commercially reasonable efforts to maintain the value of the Purchased Assets; and (b) Celexion will not, without the prior written consent of Agenus (i) enter into or perform any agreements or transactions with respect to the Purchased Assets, or (ii) amend any Retained Contract in a manner that would impact any of the Purchased Assets or Agenus’ other rights or obligations after the Closing.
5.7    Exclusivity. Prior to the earlier of the Closing and the termination of this Agreement, Celexion (i) will not, directly or indirectly, enter into or commence negotiations or discussions, or provide confidential information to any person, for the purpose of exploring whether to enter into any form of agreement or arrangement with any party other than Agenus concerning the sale of the Purchased Assets, regardless of the form of such arrangement or transaction, and (ii) will promptly notify Agenus in writing of Celexion’s receipt of any solicitation or offer to enter into or commence any such negotiations or discussions.
5.8    Restrictive Covenants    . Celexion shall not, directly or indirectly, for a period of two (2) years from the Closing Date and Brian M. Baynes shall not, directly or indirectly, for a period of twelve months from the Closing Date (each, the respective “Non-Compete Period”), without Agenus’ prior written consent, engage in the business of developing, manufacturing, marketing, providing or distributing any product or service that directly competes with the SECANT Platform (collectively, “Competing Technologies”); provided that Celexion may continue to grant the rights granted in the Retained Contracts and continue to perform its obligations under the Retained Contracts as permitted by Section 5.12 and perform transitional assistance or other services to Agenus as may be agreed upon by the Parties.
5.9    Registration Statements. Agenus shall exercise all commercially reasonable efforts to either amend a current Registration Statement on Form S-3 or file a new Registration Statement on Form S-3 (in either case, the “Registration Statement”) as soon as reasonably practicable after the Closing Date, but no later than 20 days after the Closing Date, to provide for the resale of the Closing Consideration Shares issued to Celexion hereunder. If Agenus elects to pay any of the Additional Consideration in shares of Common Stock, then as soon as reasonably practicable thereafter, but no later than 20 days after the issuance of such shares, Agenus shall amend the Registration Statement or file a new registration statement to cover such shares, such that the total number of shares available under the Registration Statement is sufficient to cover all of the Shares. Agenus shall use all commercially reasonable efforts to cause any such amendment and/or new registration statement to become effective as soon as practicable following the filing thereof.
5.10    Covenants of Agenus Regarding the Shares.
(a)    Celexion shall furnish all information reasonably requested by Agenus for inclusion in the Registration Statement and any related prospectus. Agenus shall use its commercially reasonable efforts to have the Registration Statement promptly declared effective by the SEC. Agenus shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for sales of all of the Shares at all times until the earlier of (i) the date as of which Celexion or the Members may sell all of the Shares without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the Securities Act (or successor thereto) or (ii) the date on which Celexion shall have sold all the Shares (the “Registration Period”).  The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Agenus shall not be liable with respect to any information furnished to Agenus by or on behalf of Celexion or the Members or their Affiliates specifically for use in the preparation of such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein).
(b)    Agenus shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Shares under the Registration Statement.
(c)    Agenus shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by the Registration Statement until such time as all of such Shares shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.
(d)    Upon request of Celexion, Agenus shall furnish to Celexion, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as Celexion may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as Celexion may reasonably request from time to time.
(e)    Agenus shall use commercially reasonable efforts to (i) register and qualify the Shares covered by the Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as Celexion reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Shares for sale in such jurisdictions; provided, that Agenus shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. Agenus shall promptly notify Celexion of the receipt by Agenus of any notification with respect to the suspension of the registration or qualification of any of the Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.
(f)    Agenus shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as promptly as possible and to notify Celexion of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
(g)    With a view to making available to Celexion the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) or any other similar rule or regulation of the SEC that may at any time permit Celexion to sell securities of Agenus to the public without registration, Agenus will (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC in a timely manner all reports and other documents required of Agenus under the Securities Act and the Exchange Act so long as Agenus remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.
5.11    Future Collaborations. Agenus and Flagship acknowledge and agree that there may be a mutual benefit for the parties to work together on future business opportunities relating to the Purchased Assets. Accordingly, for a period of five (5) years following the Closing Date, the parties agree that in the event that Flagship engages in business ventures that may benefit from or require services relating to the Purchased Assets or other antibody platforms of Agenus, Agenus shall have the first right to negotiate to collaborate or provide services with respect to such opportunity. In such an event, Flagship shall provide written notice to Agenus with sufficient detail for Agenus to evaluate the opportunity and if Agenus is able and interested in participating, the parties shall negotiate the terms of such arrangement in good faith for a period not to exceed sixty (60) days.
5.12    License to Celexion under Celexion Intellectual Property Rights. Effective at the time of the Closing, Agenus hereby grants to Celexion, for the term of each respective Retained Contract, a non-exclusive, irrevocable, worldwide, fully-paid, royalty-free license, with the right to grant sublicenses through multiple tiers if applicable, under the Celexion Intellectual Property Rights and Agenus Retained Contract Rights for the sole and limited purpose, and only to the extent reasonably necessary, to allow Celexion to continue granting the rights granted in the

Retained Contracts and continue performing its obligations under the Retained Contracts (in each case as they exist on the Closing Date) without being in breach or default thereof or hereof.
5.1    Retained Contracts.
(a)    From and after the Closing Date, Celexion and its permitted successors and assigns shall:
(i)    not amend any Retained Contract in a manner that would adversely impact any of (A) Agenus’ rights in or obligations under the Purchased Assets or (B) Agenus’ rights under Section 5.13(b) after the Closing, without the prior written consent of Agenus;
(i)    not assign any Retained Contract to a third party without preserving (A) Agenus’ rights hereunder to the Agenus Retained Contract Rights and (B) Agenus’ rights under Section 5.13(b);
(i)    promptly notify Agenus in writing in the event Celexion receives notice or otherwise becomes aware that a counterparty to a Retained Contract (A) is in material breach thereof or (B) threatens to materially breach such Retained Contract;
(i)    in the event that (A) a counterparty to a Retained Contract is in material breach of such Retained Contract as provided therein and (B) such breach adversely impacts Agenus’ interests in the Agenus Retained Contract Rights, Agenus’ rights under Section 5.13(b) or Agenus’ rights in or obligations under the Purchased Assets after the Closing, upon the reasonable request and at the expense of Agenus, use commercially reasonable efforts to enforce its rights thereunder with respect to such breach;
(i)    promptly notify Agenus in writing in the event that Celexion receives any notice from a counterparty to a Retained Contract that triggers or materially impacts any of (A) the Agenus Retained Contract Rights, (B) Agenus’ rights under Section 5.13(b), or (C) Agenus’ rights in or obligations under the Purchased Assets after the Closing; and
(i)    at the expense of Agenus, use commercially reasonable efforts to comply with all reasonable written requests by Agenus to enable Agenus to exercise Agenus’ rights with respect to the Agenus Retained Contract Rights and Agenus’ rights under Section 5.13(b); provided that, Celexion shall not be required to comply with any such request by Agenus with respect to a Retained Contract that would cause Celexion to be in breach of such Retained Contract.
(a)    From and after the Closing Date, Celexion hereby assigns and agrees to assign to Agenus any rights Celexion may have or acquire in any Improvements, in each case, that Celexion may assign without obtaining consent from, or providing consideration to, the counterparty to the relevant Retained Contract, or breaching or being in default of the relevant

Retained Contract. All such assigned Improvements shall automatically be subject to and included in the license grant set forth in Section 5.12. Further, from and after the Closing Date, in the event that Celexion receives notice regarding an Improvement or otherwise becomes aware of an Improvement, Celexion shall (i) promptly notify Agenus in writing of the same, (ii) upon the reasonable request and at the expense of Agenus, cooperate and negotiate with the counterparty to the Retained Contract to which the Improvement relates to secure the rights to such Improvement that Agenus desires (and keep Agenus involved and updated regarding any such negotiations), (iii) use commercially reasonably efforts to obtain such counterparty’s consent, if necessary, to assign to Agenus all rights to any such Improvement and (iv) execute such documents as may be reasonably requested by Agenus to evidence any such assignment of ownership of Improvements to Agenus.
(b)    For clarity, Celexion shall not be required to take any action, or refrain from taking any action, pursuant to this Section 5.13 that would cause Celexion to be in breach or default of any Retained Contract.
5.2    Technology Transfer. Promptly after the closing, Celexion shall commence technology transfer of the SECANT Platform and the Celexion Intellectual Property Rights in accordance with the Technology Transfer Plan attached as Schedule 5.14 hereto.
ARTICLE VI
CONFIDENTIAL INFORMATION; PUBLIC ANNOUNCEMENT
6.1    Confidentiality. Agenus and Celexion acknowledge that they are parties to a Mutual Confidential Disclosure Agreement dated January 30, 2015 (the “Confidentiality Agreement”), and agree that the Confidentiality Agreement remains in full force and effect and that this Agreement is covered by the terms thereof. The Members further acknowledge and agree that they are bound by the terms of the Confidentiality Agreement as Affiliates of Celexion. Notwithstanding the foregoing, however, and for the avoidance of doubt, (a) the parties acknowledge and agree that, as between the parties, any Confidential Information (as defined under the Confidentiality Agreement) relating to the Purchased Assets shall be the property of Agenus as of the Closing, and Celexion and the Members shall thereafter be deemed the Receiving Party (as defined under the Confidentiality Agreement) with respect to such information thereunder and (b) the Excluded Assets shall remain the property and Confidential Information of Celexion.
6.2    Public Announcements. Celexion and Agenus shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties agree that the form and content of the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed prior to issuance.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
7.1    Representations and Warranties of Celexion. Celexion hereby represents and warrants to Agenus as of the date hereof (unless specifically made as of another date, in which case as of such other date) as follows:
(a)    Organization and Authorization.
(i)    Celexion is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Celexion is qualified to do business in every jurisdiction in which such qualification is necessary
(ii)    Celexion has the corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Celexion of this Agreement and the consummation by Celexion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action. No other proceedings on the part of Celexion are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Celexion and constitutes the legal, valid and binding obligation of Celexion, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(b)    Non-Contravention. The execution, delivery and performance by Celexion of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not, except as set forth on Schedule 7.1(b) of the Disclosure Schedules: (i)  violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Contract, agreement, obligation, permit, license or authorization to which Celexion is a party or by which it or its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Celexion’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Celexion; or (iv) require from Celexion any notice to, declaration or filing with, or consent or approval of, any governmental authority or third party.
(c)    No Subsidiaries. Celexion does not own or control, directly or indirectly, any outstanding capital stock, equity, participation right or security interest in any other corporation, limited liability company, partnership, joint venture, association or any other business entity.
(d)    Intellectual Property Rights.
(i)    Except as set forth on Schedule 7.1(d)(i) of the Disclosure Schedules, to the knowledge of Celexion, no Person is infringing or misappropriating any Celexion Intellectual Property Rights, and the use of the SECANT Platform and the Celexion Intellectual Property Rights do not infringe or misappropriate the intellectual property rights of any other Person. The inventorship of each pending patent application and granted patent included in the Celexion Intellectual Property Rights, as provided to the respective patent office at the time of this Agreement, is correct and complete;
(ii)    Exhibit B lists all Celexion Intellectual Property Rights registered with a Governmental Authority. All such registered Intellectual Property Rights are currently in material compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, except as set forth on Exhibit B, not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. To the knowledge of Celexion, (A) the issued Patents are valid and enforceable, and (B) Celexion has taken no action before a Government Authority that would reasonably be expected to render any of the Celexion Intellectual Property Rights invalid, unenforceable or liable to revocation. As of the Closing, no interference, opposition, reissue, reexamination or other action or other proceeding of any nature is or has been pending or, to the knowledge of Celexion, is or has been threatened in which the scope, validity or enforceability of any of registered Celexion Intellectual Property Rights is being, has been or could reasonably be expected to be contested or challenged (other than office actions or similar communications issued by any Governmental Authority in the ordinary course of prosecution of any pending applications for registration of any such registered Celexion Intellectual Property Rights);
(iii)    There are no Domain Names, Internet Accounts or unregistered Trademarks owned or licensed by Celexion included in the Celexion Intellectual Property Rights;
(iv)    To the knowledge of Celexion, the Celexion Intellectual Property Rights constitute all Intellectual Property Rights owned or controlled by Celexion that are necessary to use or otherwise exploit the SECANT Platform; provided that the foregoing is not a representation of non-infringement of the Intellectual Property Rights of another Person, which representation is solely set forth in Section 7.1(d)(i);
(v)    Except as set forth in the Retained Contracts or Excluded Contracts, (A) Celexion has not transferred ownership of or authorized the retention of any rights to or joint ownership of, any Celexion Intellectual Property Rights to any third party, and (B) Celexion is not party to any contract that is currently in effect pursuant to which Celexion granted a license of any right to any Celexion Intellectual Property Right;
(vi)    Celexion has disclosed material Know-How included in the Celexion Intellectual Property Rights only to Persons who have executed written confidentiality agreements governing the use and disclosure of such Know-How, and Celexion has not permitted Celexion’s rights in the registered Celexion Intellectual Property Rights to lapse or otherwise enter the public domain;
(vii)    There is no action, suit, claim, proceeding or investigation of any nature pending or, to Celexion’s knowledge, threatened against Celexion relating to the Celexion Intellectual Property Rights and there are no judgments and no orders or decrees issued by any Governmental Authority, and there are no other orders or decrees, citations, fines or penalties heretofore assessed against Celexion, affecting the Celexion Intellectual Property Rights under any foreign, federal, state or local law, nor, to Celexion’s knowledge, is there any reasonable basis therefor; Celexion has not made any claim of any violation or infringement by others of its rights in the Celexion Intellectual Property Rights and, to the knowledge of Celexion, no grounds for any such claims exist;
(viii)    Except as set forth on Schedule 7.1(d)(viii) of the Disclosure Schedules, the Celexion Intellectual Property Rights are free and clear of any Liens or encumbrances;
(ix)    Each person who contributed to the creation of the material Celexion Intellectual Property Rights that are owned by Celexion, including all Intellectual Property Rights listed in Exhibit B attached hereto, has irrevocably assigned to Celexion in writing all intellectual property or other ownership rights in such person’s contribution to such Celexion Intellectual Property Rights;
(x)    Except as set forth on Schedule 7.1(d)(x) of the Disclosure Schedules, Celexion is the exclusive owner or licensee of the Celexion Intellectual Property Rights; and
(xi)    Except as set forth on Schedule 7.1(d)(xi) of the Disclosure Schedules, Celexion is not a party to any Contract or subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing of the Celexion Intellectual Property Rights by Celexion.

(e)    Purchased Assets. Celexion has good and marketable title to all of the Purchased Assets, free and clear of any Lien, and shall transfer the Purchased Assets hereunder free and clear of any Lien. The Purchased Assets, subject to the Retained Contracts and the Celexion Intellectual Property Rights licensed back to Celexion pursuant to Section 5.12, constitute all assets owned or controlled by Celexion that are necessary to use or otherwise exploit the SECANT Platform.
(f)    Contracts. Celexion is not party to any Contract that is currently in effect and relates to the Purchased Assets, other than the Retained Contracts. Exhibit C sets forth a complete and accurate list of all Retained Contracts.
(g)    Litigation. Celexion is not subject to any order, judgment, stipulation, injunction, decree or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement. No Proceeding is pending or, to the knowledge of Celexion, threatened against Celexion which would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby. There are no Proceedings pending or, to the knowledge of Celexion, threatened against Celexion in respect of the Purchased Assets.
(h)    Taxes. To the knowledge of Celexion, (a) there is no Liability for any due but unpaid Taxes related to the Purchased Assets; (b) there are no Liens for Taxes upon any of the Purchased Assets; and (c) none of the Purchased Assets is property that is required to be treated for Tax purposes as being owned by any other Person.
(i)    Compliance with Laws. Celexion has conducted its business in compliance in all material respects with all applicable Laws, and no claims have been filed against Celexion with respect to any of the Purchased Assets alleging a violation of any such Laws.
(j)    Solvency. Celexion is, and following the consummation of the transactions contemplated by this Agreement will be, Solvent. “Solvent” means that, as of the date of determination, both (a) the then fair saleable value of the property of Celexion is (1) greater than the total amount of liabilities (including contingent liabilities) of Celexion and (2) not less than the amount that will be required to pay Celexion’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Celexion; and (b) Celexion does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. Immediately following consummation of the transaction contemplated hereby, Celexion does not require any capital for future obligations.
(k)    No Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Celexion or any of its Affiliates who might be entitled to any fee or commission from Agenus or any of its Affiliates in connection with the transactions contemplated by this Agreement.
(l)    Investment in Common Stock    . Celexion represents, warrants and covenants to Agenus with respect to the Shares issuable hereunder on or after the Closing as follows:
(i)    Celexion’s present intention is to acquire such Shares for its own account for the purpose of investment and not with a view to distribution; provided, that the disposition of such Shares shall at all times remain under the control of Celexion. Celexion agrees that it will not sell or transfer any such Shares without registration under applicable federal and state securities laws, or the availability of an exemption therefrom. Celexion agrees that the certificates representing such Shares will each bear a restrictive legend stating that the Shares represented thereby may not be sold except pursuant to registration under the Securities Act or pursuant to an exemption therefrom.
(ii)    Celexion acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and further acknowledges that it is able to bear the economic risk of this investment. During the course of this transaction and prior to the issuance of shares of Common Stock hereunder, Celexion acknowledges that it has had the opportunity to ask questions of, and receive answers from, management of Agenus concerning the terms and conditions of this investment. Celexion acknowledges that it has received such information as it deems necessary to enable it to make its investment decision.
(iii)    Celexion is an “accredited investor” as defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act.
7.2    Representations and Warranties of the Members. Each Member hereby represents and warrants, severally but not jointly, to Agenus that:
(a)    Such Member has full power, authority and legal capacity to enter into this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding agreement of such Member, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)    There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of such Member who might be entitled to any fee or commission from Agenus or any of its Affiliates in connection with the transactions contemplated by this Agreement.
7.3    Representations and Warranties of Agenus. Agenus hereby represents and warrants to Celexion and the Members as of the date hereof (unless specifically made as of another date, in which case as of such other date) as follows:
(a)    Agenus is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware. Agenus is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify would not have a material adverse effect on its assets, business, condition or operations.
(b)    Agenus has the full right, power and authority to enter into this Agreement and fully perform its obligations hereunder. The execution and delivery by Agenus of this Agreement and the consummation by Agenus of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of Agenus are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Agenus and constitutes the legal, valid and binding obligation of Agenus, enforceable against it in accordance with its terms.
(c)    The execution, delivery and performance by Agenus of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Contract, agreement, obligation, permit, license or authorization to which Agenus is a party or by which it or its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Agenus’ organizational documents; or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Agenus.
(d)    The Shares are duly authorized and, when issued under this Agreement will be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and free and clear of all Liens imposed by Agenus. Agenus has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable as Additional Consideration. Assuming the accuracy of the representations of Celexion in Section 7.1 of this Agreement and subject to any applicable securities law filings, if any, the Shares will be issued in compliance with all applicable federal securities laws.
(e)    Agenus has filed all reports, schedules, forms, statements and other documents required to be filed by Agenus under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the prospectus and any prospectus supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports (including the financial statements contained therein) complied in all material respects with the requirements of the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)    The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Agenus has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has Agenus received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Reports, Agenus has not, in the 12 months preceding the date of this Agreement, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Agenus is not in compliance with the listing or maintenance requirements of such Trading Market and, except as set forth in the SEC Reports, Agenus is in compliance with all such listing and maintenance requirements.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of Agenus. Unless waived in writing by Agenus, the obligation of Agenus hereunder to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions:
(c)    The representations and warranties of Celexion and the Members contained in this Agreement (i) shall have been true and correct in all respects when made, (ii) that are not qualified by “materiality” shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and (iii) that are qualified by “materiality” shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing.

(d)    Celexion and the Members shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the Closing.
(e)    Agenus shall have received a certificate executed by an authorized officer of Celexion certifying as to the matters set forth in Sections 8.1(a) and 8.1(b) above.
(f)    The consummation of the transactions contemplated hereby shall not violate any applicable law or regulation or any order, decree or judgment of any court or governmental body having competent jurisdiction.
(g)    No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or could reasonably be expected to have a Seller Material Adverse Effect.
(h)    The Parties shall have obtained all necessary third Person, Contract counter-parties, shareholder and regulatory consents and/or approvals required to be obtained to consummate the sale of the Purchased Assets to Agenus hereunder.
(i)    Agenus shall have received, in form and substance reasonably satisfactory to it, a certification of the non-foreign status of Celexion, in accordance with Section 1445 of the Code and the Treasury Regulations issued thereunder.
(j)    Agenus shall have received an executed Non-Competition Agreement in substantially the form attached as Exhibit G hereto.
8.2    Conditions to Obligations of Celexion and the Members. Unless waived in writing by Celexion and the Members, the obligations of Celexion and the Members hereunder to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions:
(g)    The representations and warranties of Agenus contained in this Agreement (i) shall have been true and correct in all respects when made, (ii) that are not qualified by “materiality” or “material adverse effect” shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and (iii) that are qualified by “materiality” or “material adverse effect” shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing.
(h)    Agenus shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing.

(i)    Celexion and the Members shall have received a certificate executed by an authorized officer of Agenus certifying as to the matters set forth in Sections 8.2(a) and 8.2(b) above.
(j)    The consummation of the transactions contemplated hereby shall not violate any applicable law or regulation or any order, decree or judgment of any court or governmental body having competent jurisdiction.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification. Subject to each of the limitations set forth in this Article IX:
(k)    Celexion and the Members shall, severally but not jointly, indemnify and hold harmless Agenus and its officers, directors, and employees from and against any and all claims, demands, damages, losses, costs, liabilities and expenses (including reasonable attorneys’, expert witnesses’ and consultants’ fees) (collectively, “Losses”) incurred by Agenus arising out of or related to (i) a breach by Celexion or any Member of any representation or warranty of Celexion or any Member set forth in this Agreement, (ii) a breach by Celexion or any Member of any covenant of Celexion or any Member set forth in this Agreement, (iii) any Retained Liability of Celexion or (iv) a breach by Celexion of Section 5.13 of this Agreement.
(l)    Agenus shall indemnify and hold harmless Celexion and its officers, directors, Members and employees from and against any and all Losses incurred by Celexion arising out of or related to (i) a breach by Agenus of any representation or warranty of Agenus set forth in this Agreement or (ii) a breach by Agenus of any covenant of Agenus set forth in this Agreement, including without limitation, Sections 5.10 and 5.12 of this Agreement.
(m)    No Party shall have any obligation to indemnify another Party pursuant to Sections 9.1(a)(i), 9.1(a)(ii), 9.1(a)(iii) or 9.1(b) unless (i) the Losses for any individual item exceeds $10,000 and (ii) the aggregate amount of all Losses actually incurred by such Party and for which indemnification may be sought under this Article IX exceeds $75,000.
9.2    Survival. All covenants of the Parties contained in this Agreement shall survive the Closing Date until fully performed. The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date as follows:
(a)    the representations and warranties contained in Section 7.1(a), (d), (e), (h) and, with respect to issuance of any Shares hereunder, (l), and Section 7.3(a), (b), (d), (e) and (f) (each, a “Special Representation”) shall survive until the 24-month anniversary of the Closing Date; and

(b)    the remainder of the representations and warranties contained in this Agreement (each, a “General Representation”) shall survive until the 12-month anniversary of the Closing Date.
For the avoidance of doubt, no Party shall be entitled to recover for any Loss pursuant to this Article IX unless written notice of a claim made pursuant to Section 9.4 below, as applicable, is delivered to the indemnifying Party prior to the applicable survival date set forth in this Section 9.2.
9.3    Maximum Payments; Remedy.
(a)    The maximum amount that Agenus may recover for Losses pursuant to Sections 9.1(a) of this Agreement is as follows:
(i)    With respect to any breach of a General Representation, such amount shall be limited to 20% of the Purchase Price; and
(ii)    With respect to any breach of a Special Representation or any other breach of this Agreement, such amount shall be limited to the Purchase Price for the first 12 months after the Closing Date, and thereafter, shall be limited solely to such portion of the Purchase Price that has not yet been paid to Celexion pursuant to Section 4.1.
(b)    Except with respect to Section 9.1(a)(iv) and except in the case of fraud or intentional misrepresentation, the indemnification provisions set forth in this ARTICLE IX shall be Agenus’ sole and exclusive remedy for all Losses resulting from any breach of Celexion or a Member of this Agreement, any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action. Notwithstanding the foregoing, nothing contained in this Agreement shall limit a Party’s rights pursuant to Section 11.8 or to pursue injunctive relief and specific performance pursuant to Section 11.12.
(c)    Each Party shall use all commercially reasonable efforts to mitigate any Losses for which they are entitled to indemnification pursuant to this Article IX.
9.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Making a Claim for Indemnification; Officer’s Certificate. A Party may seek recovery of Losses pursuant to this ARTICLE IX by delivering to the other Party an Officer’s Certificate in respect of such claim on or prior to the expiration of the applicable survival date set forth in Section 9.2. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate prepared in good faith and signed by any officer of the applicable Party: (A) stating that the Party seeking indemnification under this ARTICLE IX has paid, sustained, incurred, or reasonably accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue, Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the matter to which such item is related. Within 20 days after receiving the Officer’s Certificate, the indemnifying Party shall give written notice (the “Response Notice”) to the indemnified Party stating whether it disputes the claim for indemnification and, in the case of a third party claim or liability (a “Third Party Claim”), whether it will defend against such claim or liability at its own cost and expense. The indemnified Party may not settle a Third Party Claim at any time until the next day following the end of the 20 day period provided for the giving of the Response Notice. If the indemnifying Party elects to assume the defense of any Third Party Claim, it must include in the Response Notice an acknowledgment that it is responsible for indemnification with respect to the Losses that are the basis of the Third Party Claim; provided, however, that such acknowledgement shall not be construed as an admission to the third party of any such liability. The indemnifying Party shall then be able to assume defense of the Third Party Claim with counsel selected by it (subject to the consent of the indemnified Party, which consent shall not be unreasonably withheld) as long as the indemnifying Party is conducting a good faith and diligent defense. If the Third Party Claim is one that by its nature cannot be defended solely by the indemnifying Party, then the indemnified Party shall make available such information and assistance as the indemnifying Party may reasonably request and shall cooperate with the indemnifying Party in such defense, at the expense of the indemnifying Party. The indemnified Party shall at all times have the right to fully participate in the defense of a Third Party Claim at its own expense directly or through counsel. In the case of a claim that is not a Third Party Claim, if the indemnifying Party fails to give the Response Notice within 20 days after receipt of the Officer’s Certificate, it shall be deemed to have accepted and agreed to the claim. In the case of a Third Party Claim, if no Response Notice is given by the indemnifying Party or the indemnifying Party elects not to assume the defense of a Third Party Claim, the indemnified Party may undertake the defense of the subject claim or liability with counsel of its choice at the expense of the indemnifying Party. In such case, the indemnified Party, utilizing reasonable business judgment may compromise and settle the claim or liability without the approval of the indemnifying Party.
(b)    Offset of Indemnification Amounts. Agenus may withhold any or all Additional Consideration payable pursuant to Section 4.1(b) to the extent of any pending indemnification claims specified in an Officer’s Certificate delivered to Celexion prior to the applicable survival period set forth in Section 9.2. With respect to any indemnifiable Losses conceded by Celexion or that Agenus is otherwise entitled to pursuant to Section 9.4(a) above, Agenus may offset such amounts from any Additional Consideration otherwise owed to Celexion.

(c)    Tax Treatment. Any payment under ARTICLE IX of this Agreement shall be treated by the Parties for federal, state, local and foreign income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.
9.5    Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Agenus be liable to Celexion, nor shall Celexion or any Member be liable to Agenus, for any indirect, consequential, incidental, special or punitive damages as a result of or relating to this Agreement or the transactions contemplated hereby, including without limitation any loss of profits or revenue, regardless of the form of action (whether for breach of contract or in tort or otherwise) and whether advised of the possibility of such damages or not, unless such damages arose as a result of the intentional or negligent acts or omissions of a party, except to the extent such damages are awarded to a third party in connection with a Third Party Claim. Notwithstanding anything contained in this Agreement to the contrary, no Member shall be liable to Agenus for an amount in excess of the net proceeds of the Purchase Price received by such Member in connection with the transactions contemplated under this Agreement.
ARTICLE X
TERMINATION
10.1    Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing as follows:
(c)    By Agenus if (i) Celexion shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, and such breach or failure to perform is not cured to Agenus’ reasonable satisfaction within 10 days after Agenus gives Celexion written notice identifying such breach or failure to perform; (ii) any of the representations and warranties of Celexion set forth in this Agreement shall not be true and correct to the extent set forth in Section 8.1(a); or (iii) the conditions set forth in Section 8.1 become incapable of satisfaction;
(d)    By Celexion if (i) Agenus shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, and such breach or failure to perform is not cured to Celexion’s reasonable satisfaction within 10 days after Celexion gives Agenus written notice identifying such breach or failure to perform; (ii) any of the representations and warranties of Agenus set forth in this Agreement shall not be true and correct to the extent set forth in Section 8.2(a); or (iii) the conditions set forth in Section 8.2 become incapable of satisfaction; or
(e)    By either Celexion or Agenus if the Closing has not occurred on or prior to April 30, 2015 (the “Deadline”); provided, however, that Celexion shall have the right to terminate this Agreement under this Section 10.1(c) only if it has used its reasonable best efforts to meet the conditions to Closing set forth in Sections 8.1 by the Deadline; and provided further that if such conditions to Closing have not been met by the Deadline but have a reasonable likelihood to be met, Agenus shall have the right in its sole discretion to extend the Deadline for up to an additional 30 days.
10.2    Bankruptcy. All rights granted under this Agreement by Agenus to Celexion are, for purposes of Section 365(n) of the U.S. Bankruptcy Code or the equivalent in any other country, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code or the equivalent in any other country.  The parties agree that Celexion, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Celexion of its preexisting obligations under this Agreement.
ARTICLE XI
GENERAL
11.1    Expenses. Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees): (i) incurred in negotiating and consummating the transactions contemplated hereby; and (ii) for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the Closing Date.
11.2    No Agency. Each Party shall in all matters relating to this Agreement act as an independent contractor. No Party shall have authority, nor shall any Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent any other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.
11.3    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received (i) when delivered (by hand, by registered mail or by courier or express delivery service), or (ii) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, to the address set forth beneath the name of such Party below (or to such other address as such Party may have specified in a written notice given to the other Party):
if to Agenus:    Agenus Inc.
3 Forbes Road
Lexington, MA 02421
Attention: Legal Department

with a copy to:    Choate, Hall & Stewart LLP
2 International Place
Boston, MA 02110
Attention: Gerald E. Quirk, Esq.

if to Celexion:    Celexion, LLC
or the Members:    c/o Flagship Ventures
One Memorial Drive, Suite 7
Cambridge, MA 02142
Attention: Brian M. Baynes

with a copy to:    Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Edward King

11.4    Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO CHOICE OF LAW RULES AND PRINCIPLES OF SAID COMMONWEALTH. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE AGREEMENTS CONTEMPLATED HEREBY, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
11.5    Forum and Venue. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of, the state and federal courts located in Boston, Massachusetts.
11.6    Waiver.
(a)    No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power,

right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.
(b)    No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
11.7    Assignment. Celexion shall not assign any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written content of Agenus. Notwithstanding the previous sentence, Celexion may, without the consent of Agenus, assign its rights and obligations under this Agreement to one or more Members upon its dissolution and notice to Agenus. The rights, interests and obligations of Agenus hereunder are freely assignable without the prior written content of Celexion, provided that any assignment of the Celexion Intellectual Property Rights shall be subject to the license and rights granted pursuant to Section 5.12. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
11.8    Severability and Frustration of Purpose. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, including without limitation Section 5.8, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. If this Agreement is challenged by a third party as being void or placing Celexion in breach or default of a Retained Contract, Celexion shall use all commercially reasonable efforts to promptly settle such challenge up to a maximum liability to Celexion that is limited to the reduction or elimination of the amounts payable by such third party to Celexion under the relevant Retained Contract. Further, if Celexion is unable to satisfactorily settle such challenge in accordance with the foregoing, or this Agreement is challenged by a third party as being void or in breach or default of a Retained Contract and such challenge is reasonably expected to impute any liability on Agenus to any third party with whom Celexion has contractual obligations, then the Parties shall in good faith consult and negotiate an acceptable alternative arrangement so as to accomplish, as nearly as possible, the original intent of the Parties, including, but not limited to, transferring the related Celexion Intellectual Property Rights and Initial Agenus Retained Contract Rights to Celexion and Celexion granting a license with respect thereto to Agenus.

11.9    Entire Agreement. This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.
11.10    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of Agenus and Celexion.
11.11    No Third-Party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.12    Enforcement of Agreement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (i) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (ii) any other remedy to which they are entitled hereunder after the Closing Date.
11.13    Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
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IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Asset Purchase Agreement as of the date first set forth above.

AGENUS INC.

By: /s/ Garo H. Armen
Name: Garo H. Armen
Title: Chairman and CEO

CELEXION, LLC

By: /s/ Brian M. Baynes
Name: Brian M. Baynes
Title: CEO

MEMBERS:

/s/ Brian M. Baynes
Brian M. Baynes

FLAGSHIP VENTURES FUND 2007 LP

By: /s/ Noubar Afeyan
Name: Noubar Afeyan
Title: Authorized Signatory

ALEXANDRIA EQUITIES, LLC
By: Alexandria Real Estate Equities, Inc., its Managing Member

By: /s/ Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Executive Vice President, CFO

[Signature Page to Asset Purchase Agreement]

SCHEDULE I
(a)    “Additional Consideration” is as defined in Section 4.1(b).
(b)    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(c)    “Agenus” is as defined in the Introduction.
(d)    “Agenus Retained Contract Rights” means the Initial Agenus Retained Contracts Rights and the Assigned Improvements.
(e)    “Agreement” is as defined in the Introduction.
(f)    “Allocation Schedule” is as defined in Section 4.2.
(g)    “Assigned Improvements” means all Improvements that are assigned to Agenus after the Closing Date pursuant to Section 5.13(b).
(h)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Massachusetts are permitted or required by Law to close. All references to days shall mean calendar days unless Business Days are specified.
(i)    “Business Relations” is as defined in Section 5.5.
(j)    “Celexion” is as defined in the Introduction.
(k)    “Celexion Intellectual Property Rights” means all Intellectual Property Rights owned, controlled by, licensed to, used or intended to be used by Celexion, including without limitation the Intellectual Property Rights that are listed in Exhibit B hereto, but excluding the Retained Intellectual Property Rights.
(l)    “Claim Date” is as defined in Section 9.4.
(m)    “Closing” means the closing of the transactions contemplated by this Agreement, which shall take place telephonically and through the electronic exchange of signature pages on the Closing Date.
(n)    “Closing Consideration” is as defined in Section 4.1(a).

(o)    “Closing Consideration Cash” is as defined in Section 4.1(a).
(p)    “Closing Consideration Shares” is as defined in Section 4.1(a).
(q)    “Closing Date” shall mean the date that the Closing takes place, which shall be no later than two business days after the satisfaction or waiver of the conditions to Closing specified in ARTICLE VIII hereof (other than those conditions which are normally performed at the Closing, but subject to the satisfaction or waiver of such conditions).
(r)    “Common Stock” is as defined in Section 4.1(a), as the same shall be adjusted in splits, reverse splits, stock dividends and recapitalizations.
(s)    “Competing Technologies” is as defined in Section 5.8.
(t)    “Confidential Information” is as defined in Section 6.1.
(u)    “Contract” means any contract, agreement, lease (whether of real or personal property), deed, note, mortgage, commitment, instrument, guarantee, bid, order, proposal, license, permit or oral understanding.
(v)    “Determination Date” means, for purposes of determining the Closing Consideration Shares, the date fixed in Section 4.1(a), and, for purposes of determining the shares issuable as Additional Consideration, the relevant date fixed in Sections 4(b)(ii) and 4(b)(iv).
(w)    “Excluded Assets” is as defined in Section 2.4.
(x)    “Excluded Contracts” means the Contracts listed in Exhibit D.
(y)    “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
(z)    “Financial Statements” is as defined in Section 7.1(l).
(aa)    “Flagship” means Flagship Ventures.
(bb)    “Governmental Authority” means any United States, foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.
(a)    “Improvements” means any improvement, development or invention relating to the Celexion Intellectual Property Rights that is conceived or created by Celexion or any counterparty to any Retained Contract in connection with the exercise of such party’s rights under the applicable Retained Contract.

(b)    “Initial Agenus Retained Contract Rights” is defined in Section 2.4(b).
(c)    “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated with: (i) all United States and foreign patents and applications therefor, including provisional applications, patents issuing on any such patent applications and all reissues, divisions, renewals, extensions, substitutions, re-examinations, revalidations, registrations, supplementary protection certifications, continuations and continuations-in-part thereof (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data and clinical and regulatory data (“Know-How”); (iii) all unregistered copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including, without limitation, all registered or unregistered copyrighted works that are white papers, presentations, outlines, survey reports, data and databases, webcasts and webinars relating to the business of Celexion (“Copyrights”), (iv) all trademarks, trade names and service marks and applications therefor, whether registered or unregistered (“Trademarks”); (v) all domain names and domain name registrations and applications therefor (“Domain Names”); and (vi) all internet accounts (including Twitter, Facebook and similar social networking accounts) and websites (“Internet Accounts”).
(d)    “knowledge” or “known” means, with respect to Celexion, the actual knowledge, after due inquiry, of Brian Baynes, J. Andrew Rakestraw and Lynne Thornton; provided, however, that with respect to Sections 7.1(d)(i) and 7.1(d)(iv), “knowledge” shall be limited to the actual knowledge, without due inquiry, of Brian Baynes, J. Andrew Rakestraw and Lynne Thornton.
(e)    “Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.
(f)    “Liabilities” means any debt, obligation, commitment, undertaking or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
(g)    “Lien” means any mortgage, pledge, license, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including but not limited to any capital lease), transfer for the purpose of subjection to the payment of any debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(h)    “Losses” is as defined in Section 9.1.
(i)    “Members” is as defined in the Introduction.
(j)    “Non-Compete Period” is as defined in Section 5.8.
(k)    “Officer’s Certificate” is as defined in Section 9.4(a).
(l)    “Party” is as defined in the Introduction.
(m)    “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
(n)    “Proceeding” means any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.
(o)    “Purchase Price” is as defined in Section 4.1.
(p)    “Purchased Assets” means all assets, properties, rights, titles and interests of every kind or nature owned, licensed or otherwise held by Celexion immediately prior to the Closing Date and, in any case, belonging to or intended to be used in the business of Celexion, whether tangible, intangible, real or personal and wherever located, other than the Excluded Assets. The Purchased Assets shall include, without limitation: (i) the Celexion Intellectual Property Rights, (ii) the Initial Agenus Retained Contract Rights, (iii) all content within celexionbio.com relating to the Purchased Assets (but excluding the domain name celexionbio.com), (iv) any and all data (including clinical and regulatory data) and improvements developed, licensed or under control by Celexion, (v) all rights to the employment of the employees of Celexion, (vi) all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds), except for any of the foregoing to the extent they related to Excluded Assets or Excluded Liabilities, (vii) all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance or of loss to the Purchased Assets, (viii) all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to personnel, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, (ix) all office furniture and equipment listed in Schedule 2.4, and (x) all other assets of any kind or nature of Celexion.
(q)    “Registration Period” is as defined in Section 5.10(a).
(r)    “Registration Statement” is as defined in Section 5.9.
(s)    “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives.
(t)    “Retained Contracts” means the Contracts listed in Exhibit C.
(u)    “Retained Intellectual Property Rights” means (i) the license granted from Agenus to Celexion in Section 5.12(a) of this Agreement, (ii) the Intellectual Property Rights owned or controlled by Celexion that relate solely to the Excluded Contracts, and (iii) all Domain Names, Internet Accounts and unregistered Trademarks owned or licensed by Celexion.
(v)    “Retained Liabilities” is as defined in Section 3.1.
(w)    “Rule 144” is as defined in Section 5.10(a).
(x)    “SEC” means the U.S. Securities and Exchange Commission.
(y)    “SECANT Platform” is as defined in the Recitals.
(z)    “SEC Reports” is as defined in Section 7.3(e).
(aa)    “Securities Act” means the Securities Act of 1933, as amended.
(bb)    “Seller Material Adverse Effect” means any change, circumstance, event or effect that is materially adverse to the Purchased Assets.
(cc)    “Shares” means the Closing Consideration Shares and any shares of Common Stock issued as Additional Consideration.
(dd)    “Solvent” is as defined in Section 7.1(j).
(ee)    “Tax” means all taxes, including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person.
(ff)    “Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(gg)    “Third Party Claim” is as defined in Section 9.4(a).
(hh)    “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the Determination Date: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).
(ii)    “Transfer Taxes” has the meaning set forth in Section 4.3.
(jj)     “VWAP” has the meaning set forth in Section 4.2(a).